FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172143-04

COMM 2012-CCRE1

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) relating to the Commercial Mortgage Pass-Through Certificates, Series COMM 2012-CCRE1 (the “Certificates”). Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein. As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials. The Computational Materials are preliminary and subject to change. The Computational Materials may be superseded by similar information delivered to you as part of the Prospectus Supplement relating to the publicly offered Certificates (the “Prospectus Supplement”). The Computational Materials should be reviewed only in conjunction with the entire Prospectus Supplement. All of the Computational Materials are subject to the same limitations and qualifications contained in the Prospectus Supplement. The Computational Materials do not contain all relevant information relating to the Certificates or the underlying mortgage loans or mortgaged properties which is described elsewhere in the Prospectus Supplement. The Computational Materials should not be viewed as projections, forecasts, predictions or opinions with respect to value. Prior to making any investment decision, prospective investors are strongly urged to read the Prospectus Supplement in its entirety. This material should be not construed as an effort to sell or the solicitation of any offer to buy any security in any jurisdiction where such offer of solicitation would be illegal. The Computational Materials is furnished to prospective investors solely for information purposes.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-172143) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor, Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing prospectus.cpdg@db.com.

COMM 2012-CCRE1
Loan Contribution to X-A

IO Loan Components (Sorted by % of PV to X-A)
Property	Pooled Balance	% of Deal	Net Coupon	Total Interest to X-A*	PV of Interest to X-A*	% of PV to X-A*
Crossgates Mall	120,000,000	12.9%	5.38%	17,856,272	14,254,016	13.7%
Bradley Arlington	40,000,000	4.3%	5.68%	7,016,639	5,583,630	5.4%
RiverTown Crossings Mall	55,312,057	5.9%	5.10%	6,659,724	5,403,350	5.2%
Creekside Plaza	55,000,000	5.9%	4.89%	6,671,923	5,315,888	5.1%
Crossroads Towne Center	29,500,000	3.2%	5.83%	5,362,315	4,269,005	4.1%
Tek Park Business Center	44,956,137	4.8%	6.06%	4,858,986	4,250,093	4.1%
SAC Portfolio 23	26,563,777	2.8%	6.00%	5,162,503	4,107,865	4.0%
Westgate Shopping Center	40,372,750	4.3%	4.89%	4,907,590	3,909,513	3.8%
SAC Portfolio 22	24,176,366	2.6%	6.05%	4,788,895	3,809,965	3.7%
10912 & 10950 Washington Boulevard	29,936,320	3.2%	5.27%	4,183,834	3,346,085	3.2%
New Hope Commons	34,919,760	3.7%	4.90%	3,972,280	3,183,824	3.1%
Cahuenga Mixed Use	23,425,633	2.5%	5.68%	3,901,725	3,124,357	3.0%
Silver City Plaza	25,796,546	2.8%	5.42%	3,916,773	3,123,628	3.0%
Harbour Towne	23,000,000	2.5%	5.48%	3,195,024	2,575,390	2.5%
River Oaks West Apartments	24,600,000	2.6%	5.01%	2,975,958	2,386,552	2.3%
Ocean City Quality Inn Portfolio	22,000,000	2.4%	5.12%	2,770,021	2,218,946	2.1%
Crowne Plaza Kansas City	15,954,546	1.7%	5.71%	2,663,470	2,129,430	2.0%
Stone Creek Towne Center	19,800,000	2.1%	5.00%	2,529,075	2,018,232	1.9%
NC Industrial Portfolio	13,971,732	1.5%	5.50%	2,197,783	1,753,543	1.7%
251-259 West 36th Street	26,000,000	2.8%	5.07%	1,880,002	1,642,336	1.6%
Kelly Square	13,800,000	1.5%	5.30%	1,978,070	1,578,359	1.5%
Philadelphia Square	12,600,000	1.4%	5.29%	1,800,389	1,436,615	1.4%
Claremont Corporate Center	13,600,000	1.5%	5.09%	1,779,478	1,420,806	1.4%
Heald Colleges Portfolio	13,000,000	1.4%	5.15%	1,665,771	1,334,127	1.3%
HIE San Luis Obispo	9,739,626	1.0%	5.60%	1,609,375	1,282,446	1.2%
Sommerset Suites	8,391,062	0.9%	5.60%	1,386,539	1,104,876	1.1%
Citizen News Building	9,958,307	1.1%	6.56%	1,238,850	1,085,266	1.0%
Best Western Plus Half Moon Bay	7,841,647	0.8%	5.60%	1,295,753	1,032,533	1.0%
Town East Tower	7,725,091	0.8%	5.59%	1,250,311	999,944	1.0%
Van Buren Plaza	7,285,000	0.8%	5.64%	1,226,583	981,440	0.9%
Park Place at Palm Bluffs	7,500,000	0.8%	5.54%	1,206,413	961,517	0.9%
Soundview & Rosedale Avenue	9,700,000	1.0%	5.04%	1,195,324	958,040	0.9%
Arts District Hyattsville	8,989,597	1.0%	5.16%	1,198,683	957,210	0.9%
The Abby	8,250,000	0.9%	5.18%	1,113,296	888,867	0.9%
Nona Commons	7,234,283	0.8%	5.17%	965,170	771,328	0.7%
Wesleyan Station	6,100,000	0.7%	5.32%	907,282	723,653	0.7%
Granada Plaza	7,400,000	0.8%	4.91%	851,907	681,380	0.7%
Centerville Shopping Center	6,000,000	0.6%	5.26%	849,067	678,789	0.7%
Candlewood Suites Augusta	4,091,416	0.4%	6.35%	811,774	652,639	0.6%
1460 Macombs Road	9,800,000	1.1%	5.13%	703,171	617,097	0.6%
Oaklee Plaza	4,395,448	0.5%	5.75%	773,784	616,242	0.6%
Bridge Center	5,331,815	0.6%	5.29%	749,747	600,393	0.6%
Buffalo Storage	3,816,017	0.4%	5.71%	660,108	525,792	0.5%
2773-2779 Briggs Avenue	4,550,000	0.5%	5.05%	574,591	459,897	0.4%
1230 Teller Avenue	6,968,623	0.7%	5.19%	501,035	440,381	0.4%
Walgreens Ft. Lauderdale	3,193,725	0.3%	5.64%	533,406	425,353	0.4%
Best Western Carlyle Inn	3,196,595	0.3%	5.60%	528,205	420,905	0.4%
2765 Kingsbridge Terrace	6,525,000	0.7%	5.05%	458,152	401,487	0.4%
2012-2018 Broadway	5,000,000	0.5%	4.66%	487,662	390,851	0.4%
Breckenridge Apartments	4,983,428	0.5%	5.43%	413,885	362,647	0.3%
2264 Creston Avenue	5,000,000	0.5%	5.01%	349,467	305,764	0.3%
East West Crossroads	2,160,000	0.2%	5.78%	213,776	186,710	0.2%
116 Henwood Place	1,815,000	0.2%	4.96%	119,281	104,684	0.1%
2390 Creston Avenue	1,592,846	0.2%	5.20%	115,222	101,273	0.1%

Total	932,820,147	100.0%		128,982,319	103,894,963	100.0%
* 100% CPY - No Interest Reserve

COMM 2012-CCRE1
X-A Composition by Bond Components

Class XA Components - Contributing Cashflow %*							Class XA Components (Cumulative)*
Year	X-A	A-1	A-2	A-3	A-SB	AM	Year	X-A	A-1	A-2	A-3	A-SB	AM
1	13.5%	1.7%	2.8%	6.5%	1.3%	1.1%	1	13.5%	1.7%	2.8%	6.5%	1.3%	1.1%
2	13.1%	1.3%	2.8%	6.5%	1.3%	1.1%	2	26.6%	3.0%	5.6%	13.0%	2.7%	2.3%
3	12.7%	0.9%	2.8%	6.5%	1.3%	1.1%	3	39.3%	4.0%	8.4%	19.5%	4.0%	3.4%
4	12.4%	0.5%	2.8%	6.6%	1.3%	1.1%	4	51.7%	4.5%	11.2%	26.1%	5.3%	4.5%
5	10.8%	0.1%	1.8%	6.5%	1.3%	1.1%	5	62.5%	4.6%	13.0%	32.5%	6.7%	5.7%
6	8.7%	0.0%	0.0%	6.4%	1.2%	1.1%	6	71.2%	4.6%	13.0%	38.9%	7.9%	6.8%
7	8.4%	0.0%	0.0%	6.4%	0.9%	1.1%	7	79.6%	4.6%	13.0%	45.3%	8.8%	7.9%
8	8.2%	0.0%	0.0%	6.4%	0.6%	1.1%	8	87.8%	4.6%	13.0%	51.7%	9.4%	9.0%
9	7.7%	0.0%	0.0%	6.3%	0.4%	1.1%	9	95.5%	4.6%	13.0%	58.0%	9.8%	10.1%
10	4.5%	0.0%	0.0%	3.6%	0.1%	0.9%	10	100.0%	4.6%	13.0%	61.6%	9.9%	11.0%
Total	100.0%	4.6%	13.0%	61.6%	9.9%	11.0%	Total	100.0%	4.6%	13.0%	61.6%	9.9%	11.0%

Class XA Components (Relative)*							* 100% CPY - No Interest Reserve
Year	X-A	A-1	A-2	A-3	A-SB	AM
1	100.0%	12.6%	20.8%	48.3%	9.9%	8.4%
2	100.0%	10.2%	21.3%	49.6%	10.2%	8.6%
3	100.0%	7.4%	22.0%	51.2%	10.5%	8.9%
4	100.0%	4.1%	22.7%	53.0%	10.9%	9.3%
5	100.0%	0.7%	16.9%	59.7%	12.3%	10.4%
6	100.0%	0.0%	0.0%	73.6%	13.6%	12.8%
7	100.0%	0.0%	0.0%	75.9%	10.9%	13.1%
8	100.0%	0.0%	0.0%	78.5%	7.9%	13.6%
9	100.0%	0.0%	0.0%	81.1%	4.6%	14.3%
10	100.0%	0.0%	0.0%	79.0%	1.7%	19.4%

COMM 2012-CCRE1
X-A Price-Yield Analysis

Class	X-A
Notional	748,588,000
Scenario:	Pricing (100CPY)	75 CPY	0 CPR	Ext. 24 Months	100CPY + Default	75CPY + Default	10 CPR
Price	13.8625	13.8625	13.8625	13.8625	13.8625	13.8625	13.8625
Yield	5.11	5.51	5.64	8.84	4.39	4.78	6.54
Spread	375	412	424	715	308	343	525
WAL	8.03	8.18	8.23	9.82	7.79	7.93	7.63
Mod Dur	3.74	3.77	3.78	4.07	3.72	3.75	3.52

Scenario Assumptions
Scenario:	Pricing (100CPY)	75 CPY	0/0	Ext. 24 Months	100CPY + Default	75CPY + Default	10 CPR
Prepay	100CPY	75CPY	0CPR	0CPR	100CPY	75CPY	10 CPR
Default	0 CDR	0 CDR	0 CDR	0 CDR	0 for 24 2CDR	0 for 24 2CDR	0 CDR
Severity	0%	0%	0%	0%	35%	35%	0%
Servicer Adv.	100%	100%	100%	100%	100%	100%	100%
Recovery Lag	0	0	0	0	12	12	0
Extension Mos.	0	0	0	24	0	0	0

Term	Tsy Yield
2	0.304%
3	0.403%
5	0.749%
10	1.728%
30	2.801%